FOR FURTHER INFORMATION CONTACT:
Michael A. Bender
EVP, Chief Financial Officer
(480) 315-6634
InvestorRelations@spiritrealty.com
PRESS RELEASE
Spirit Realty Capital Announces
Second Quarter 2014 Operating Results and Improves 2014 Guidance
Scottsdale, AZ, August 5, 2014 (BUSINESS WIRE) – Spirit Realty Capital, Inc. (NYSE: SRC), a real estate investment trust that invests in single-tenant, operationally essential real estate, today announced operating results for the second quarter ended June 30, 2014, and improved its 2014 Adjusted Funds from Operations (AFFO) guidance.
Highlights
For the second quarter ended June 30, 2014, Spirit Realty Capital:

•
Recognized revenues of $151.8 million, more than double the revenues reported in the second quarter of 2013 largely due to the merger with Cole Credit Property Trust II, Inc. (Cole II) completed on July 17, 2013.

•	Generated AFFO of $0.20 per share, Funds from Operations (FFO) of less than $0.01 per share, and net loss of $(0.24) per share.

•	Improved 2014 AFFO guidance to range between $0.80 to $0.83 per share.

•
Closed 24 real estate transactions and invested $207.7 million (including $1.2 million follow on investments in existing properties) which added 86 properties to its portfolio, earning an initial cash yield of approximately 7.72% under leases with an average remaining term of 18.0 years.

•	Maintained essentially full occupancy at 99%.

•	Strengthened the balance sheet and acquisition capacity by:

◦	Issuing $402.5 million of 2.875% Convertible Senior Notes due 2019 and $345.0 million of 3.75% Convertible Senior Notes due 2021, resulting in net proceeds of approximately $726.2 million.

◦	Completing a secondary offering of 26,450,000 shares of common stock, resulting in net proceeds of approximately $271.2 million.

◦	Establishing an at-the-market program (ATM) allowing for the periodic issuance of its common stock which raised $16.6 million on 1.6 million shares sold during the quarter.

◦
Completing an exchange offer for $912.4 million outstanding principal balance of certain net-lease mortgage notes issued under its Spirit Master Funding Program, with each class of new notes having a rating of "A+" by Standard & Poor's Rating Services (S&P).

◦	Extinguishing $527.8 million of debt with a weighted average interest rate of 6.54% and weighted average remaining term of 25 months.

•	Declared cash dividends for the second quarter of $0.16625 per share, which equates to an annualized dividend of $0.6650 per share.

For the six months ended June 30, 2014, Spirit Realty Capital:

•	Generated revenues of $295.8 million, more than double the revenues reported in the first half of 2013.

•	Generated AFFO of $0.41 per share, FFO of $0.20 per share and net loss of $(0.20) per share.

•	Invested $365.5 million with an initial cash yield of 7.76% and an average remaining lease term of 15.5 years. Added 190 properties to its portfolio through new investments.

•	Raised over $1 billion through a combination of registered offerings of common stock and unsecured convertible notes.

CEO Comments
Thomas H. Nolan, Jr., Chairman and Chief Executive Officer of Spirit Realty Capital, stated: "Our second quarter accomplishments were exciting and meaningful in many ways. Successfully raising over $1 billion through the public issuance of convertible notes and equity, the net proceeds were used to extinguish high-priced debt with near-term maturities and capture investment opportunities with good risk-to-return profiles. More importantly, this capital raised allows the Company to continue to make material progress toward the objectives it articulated at the time of the IPO of reducing its tenant concentration, bringing leverage more in-line with peers and increasing its financial flexibility, all with the goal of becoming one of the premier triple net REITs. I am pleased that we have been able to advance these objectives while continuing to generate sustainable and growing cash flows to our shareholders.”
Financial Results
Revenues
Second quarter 2014 total revenues more than doubled to $151.8 million, compared to $72.4 million in the second quarter of 2013. The increase reflects the benefits derived from both the Cole II merger completed in the third quarter of 2013 and organic real estate acquisitions, as well as embedded rent growth in the portfolio. Additionally, a $2.7 million legal settlement award was recognized as other income during the second quarter 2014 as final resolution of a dispute with a tenant was achieved. Lease termination fees of $0.9 million were recorded in the second quarter of 2013.
Total revenues for the first six months in 2014 more than doubled to $295.8 million, compared to $143.4 million for the first six months in 2013 for the same reasons noted earlier.
Net Income
Net loss for the second quarter of 2014 was $(89.8) million, or $(0.24) per share based on 381.8 million weighted average shares of common stock outstanding, compared to the net loss for the second quarter of 2013 of $(11.7) million, or $(0.08) per share based on 159.4 million weighted average shares of common stock outstanding.

Net loss for the first six months of 2014 was $(75.6) million, or $(0.20) per share based on 375.3 million weighted average shares of common stock outstanding, compared to the net loss for the first six months of 2013 of $(20.0) million, or $(0.13) per share based on 159.4 million weighted average shares of common stock outstanding.
Results for the second quarter and six months ended June 30, 2014, as well as the comparable periods in 2013, included certain transaction-specific costs which are not expected to be indicative of future operating results, associated principally with finance restructuring activities and merger related costs, respectively. These items are summarized below (in thousands):

	Quarter ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Loss (gain) on extinguishment of debt	$64,708	$(1,028)	$64,708	$(1,028)
Master Trust notes exchange costs reported in Finance restructuring costs	13,016	—	13,033	—
Merger related costs:
Transaction costs reported in Merger costs	—	5,020	—	11,557
Amortization charges of financing commitments obtained for the merger reported in Interest	—	6,442	—	10,057
	$77,724	$10,434	$77,741	$20,586

Net income for the second quarter and first half of 2014 also included impairment charges of $27.6 million and $29.3 million, respectively. Impairment charges recognized in the 2013 comparable periods were $1.6 million and $3.7 million and were principally reported as discontinued operations.

Absent the transaction-specific costs and impairment charges noted above, net income (loss) for the respective periods on a total and relative per share basis would be as follows:

	Quarter ended June 30,		Six months ended June 30,
Amounts in thousands, except per share data	2014	2013	2014	2013
Net income (loss), as adjusted	$15,530	$366	$31,493	$4,289
Net income (loss) per share, as adjusted	$0.04	$—	$0.08	$0.03

The historical shares outstanding have been adjusted by the Cole II Merger Exchange Ratio as detailed in Spirit Realty Capital's proxy statement filed with the Securities and Exchange Commission (SEC) related to the merger.

FFO, AFFO, FAD and Leverage
FFO for the second quarter of 2014 were $0.9 million, or less than $0.01 per share, compared to $21.4 million or $0.13 per share, for the second quarter of 2013. For the first six months of 2014, FFO was $75.6 million, or $0.20 per share. For the first six months of 2013, FFO was $43.3 million or $0.27 per share.
AFFO for the second quarter of 2014 totaled $78.7 million, or $0.20 per share, compared to $37.0 million, or $0.24 per share, for the second quarter of 2013. For the first six months of 2014, AFFO was $153.3 million, or $0.41 per share. For the first six months of 2013, AFFO was $73.7 million or $0.46 per share.
For the three months ended June 30, 2014, dividends declared to common stockholders of $66.3 million represented an 84% payout ratio against funds available for distribution (FAD).

Leverage at June 30, 2014 was 7.1x, compared to 7.3x at March 31, 2014 and 7.4x at June 30, 2013. Leverage was lower as funds raised from the secondary equity and convertible note offerings in the current quarter had not yet been fully deployed in investments.
The definitions of FFO, AFFO, FAD and Leverage are included on pages 7-9, and a reconciliation of these measures to net income (loss) is provided on pages 12-13.
Portfolio Highlights
Real Estate Transactions

Spirit Realty Capital acquired 86 properties with a gross investment of $206.5 million in 24 separate transactions during the second quarter of 2014. These investments had an initial cash yield of 7.72% and 37% of the amount invested was with existing tenants. The associated leases have a weighted average remaining term of 18.0 years. Separately, an additional $1.2 million was invested in existing properties. Total investments for the first six months in 2014 of $365.5 million were almost four times the amount invested in the first half of 2013.
During the second quarter of 2014, Spirit Realty Capital sold five properties generating gross sales proceeds of $9.0 million.
Portfolio

As of June 30, 2014, Spirit Realty Capital’s gross investment in real estate and loans receivable totaled $7.5 billion, substantially all of which was invested in 2,369 properties (including 145 properties securing mortgage loans) that were 99% occupied. Spirit Realty Capital’s properties are generally leased under long-term, triple net leases, with a weighted average remaining term of approximately 10.1 years. At June 30, 2014, approximately 43% of its rent is contributed from properties under master leases, and approximately 87% of its single-tenant property leases provide for periodic rent increases.
Spirit Realty Capital’s real estate portfolio as of June 30, 2014, was diversified geographically across 49 states and among various industry types. Texas, Illinois, Wisconsin, and Georgia accounted for 12.5%, 6.8%, 5.8%, and 5.2% of the annual rent contribution of the real estate portfolio, respectively.
During the three months ended June 30, 2014, revenue from Shopko, the Company's largest tenant, represented 13.8% of total revenues, down from 14.0% in the first quarter of 2014. During the three months ended June 30, 2014, no other tenant represented more than 5% of total revenues.
Spirit Realty Capital’s three largest industry types (based on annualized rental revenue) as of June 30, 2014, were general merchandise (16.2%), casual dining restaurants (9.0%), and quick service restaurants (7.7%).

Capital Transactions and Finance Restructuring Activities

Concurrent Public Offerings of Common Stock and Convertible Senior Notes

On May 20, 2014, Spirit Realty Capital completed a registered underwritten public offering of 26,450,000 shares of its common stock and issued an aggregate $747.5 million of principal balance convertible senior notes under two series (the Notes). One series matures on May 15, 2019 in the aggregate principal amount of $402.5 million and bears interest at 2.875% (2019 Notes). The other series matures on May 15, 2021 in the aggregate principal amount of $345.0 million and bears interest at 3.75% (2021 Notes). The offerings reflect the exercise in full of the underwriters' over-allotment options.
Interest on the Notes is payable semi-annually in arrears on May 15 and November 15 of each year. Subject to certain circumstances and during certain periods, the Notes are convertible into cash, shares of Spirit Realty Capital's common stock or a combination thereof. The initial conversion rate applicable to each series is 76.3636 per $1,000 principal note (equivalent to an initial conversion price of $13.10 per share of common stock, representing a 22.5% premium above the public offering price). Earlier conversion may be triggered if shares of Spirit Realty Capital common stock trade higher than the established thresholds or certain corporate events as defined occur.
Aggregate net proceeds from the offerings were $997.4 million after deducting underwriting discounts and offering expenses of approximately $32.9 million.

Debt Extinguishment

Net proceeds raised from the concurrent public offerings were partially used to extinguish senior mortgage notes payable with an aggregate principal balance of $509.8 million, repay all amounts drawn against the company's revolving credit facility and redeem $18.0 million of net-lease mortgage notes which were not tendered in connection with the Spirit Master Funding notes exchange offer.
Included in the senior mortgage notes payable extinguished was the defeasance of indebtedness to which certain Shopko properties were pledged with an outstanding principal balance of $488.7 million. These notes had contractual interest of 6.59% and matured in 2016. The defeasance unencumbered these Shopko properties, providing Spirit Realty Capital additional flexibility in financing and managing the Shopko portfolio.
The weighted average stated interest rate across Spirit Realty Capital's indebtedness at June 30, 2014 dropped 47 bps to 5.06% when compared to 5.53% at March 31, 2014. Debt extinguishment losses totaling $64.7 million were recognized in connection with these transactions and the Spirit Master Funding notes exchange offer described below.
Spirit Master Funding Notes Exchange Offer
On May 20, 2014, Spirit Realty Capital completed an exchange offer on $912.4 million outstanding principal balance of certain net-lease mortgage notes issued by subsidiaries under its Spirit Master Funding program.  New notes were issued in the exchange for $894.4 million outstanding principal balance. The new notes issued in the exchange were rated A+ by S&P, better than the existing ratings from S&P on the old notes, while maintaining similar structural terms. The new notes bear interest at the same rate, amortize at a slower rate and have a later legal final repayment date than the existing notes for which they were exchanged

(although the anticipated repayment date remains the same). The new notes are not insured by third party financial guaranty insurance and the associated insurance premium was eliminated.
Notes with approximately $18.0 million in principal balance were not tendered. Spirit Realty Capital redeemed these notes incurring approximately $2.3 million in make-whole premium costs, which were included in Loss on debt extinguishment.
ATM Common Stock Program
On April 15, 2014, Spirit Realty Capital commenced a “continuous equity offering” under which Spirit Realty Capital may sell up to an aggregate of $350 million of its common stock from time to time in “at the market” offerings. In the second quarter Spirit Realty Capital sold 1,574,320 shares under the program, raising proceeds of approximately $16.6 million (net of $0.3 million in sales agent compensation).
2014 Guidance
Spirit Realty Capital is improving its previously announced 2014 AFFO guidance to range between $0.80 to $0.83 per share. This AFFO guidance equates to net income (excluding non-recurring items that are not reflective of ongoing operations) of $0.14 to $0.17 per share plus $0.64 per share of expected real estate depreciation and amortization plus approximately $0.02 per share related to non-cash items and real estate transaction costs. 2014 AFFO was previously estimated to be between $0.77 and $0.82.
Conference Call
Spirit Realty Capital will hold a conference call and webcast to discuss its second quarter 2014 results on August 5, 2014 at 5:00 p.m. (Eastern Time). The call can be accessed live over the phone by dialing 800-295-4740 (toll-free domestic) or 617-614-3925 (international); passcode: 99343004. A live webcast of the conference call will be available on the Investor Relations section of Spirit Realty Capital’s website at www.spiritrealty.com. A replay of the call will be available for one week via telephone starting approximately one hour after the call ends. The replay can be accessed at 888-286-8010 (toll-free domestic) or 617-801-6888 (international); passcode: 42536522. The webcast will be archived on Spirit Realty Capital’s website for 30 days after the call.

About Spirit Realty Capital
Spirit Realty Capital was formed in 2003 to invest in single-tenant operationally essential real estate, which refers to generally free-standing, commercial real estate facilities where tenants conduct retail, service or distribution activities that are essential to the generation of their sales and profits. Spirit Realty Capital completed its initial public offering in September 2012 and trades under the symbol “SRC” on the New York Stock Exchange. Spirit Realty Capital has an estimated enterprise value of $8.3 billion comprising a diverse portfolio of 2,369 properties across 49 states as of June 30, 2014. More information about Spirit Realty Capital can be found at www.spiritrealty.com.

Forward-Looking and Cautionary Statements
This press release contains statements that are not strictly historical and are forward-looking statements under federal securities laws. Any such forward-looking statements are reflections of management’s current operating plans, estimates, beliefs and assumptions based on information currently available to management, and are not guarantees of future performance. These forward-looking statements are subject to known and unknown risks and uncertainties that can cause actual results to differ materially from those currently anticipated, due to a number of factors which include, but are not limited to, the Company’s continued ability to source new investments, risks associated with using debt to fund the Company’s business activities (including refinancing and interest rate risks, changes in interest rates and/or credit spreads and changes in the real estate markets), unknown liabilities acquired in connection with the acquired properties, portfolios of properties, or interests in real-estate related entities, general risks affecting the real estate industry (including, without limitation, the market value of our properties, the inability to enter into or renew leases at favorable rates, portfolio occupancy varying from our expectations, dependence on tenants’ financial condition, and competition from other developers, owners and operators of real estate), risks associated with our failure to maintain our status as a REIT under the Internal Revenue Code of 1986, as amended and additional risks discussed in the Company’s filings with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and in the prospectus supplements relating to the registered offerings recently completed by the Company. The Company expressly disclaims any responsibility to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
Non-GAAP Financial Measures
FFO, AFFO, and FAD
We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) computed in accordance with GAAP, excluding real estate-related depreciation and amortization, impairment charges and net losses (gains) on the disposition of assets. FFO is a supplemental non-GAAP financial measure. We use FFO as a supplemental performance measure because we believe that FFO is beneficial to investors as a starting point in measuring our operational performance. Specifically, in excluding real estate-related depreciation and amortization, gains and losses from property dispositions and impairment charges, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of equity REITs, FFO will be used by investors as a basis to compare our operating performance with that of other equity REITs. However, because FFO excludes depreciation and amortization and does not capture the changes in the value of our properties that result from use or market conditions, all of which have real economic effects and could materially impact our results from operations, the utility of FFO as a measure of our performance is limited. In addition, other equity REITs may not calculate FFO as we do, and, accordingly, our FFO may not be comparable to such other equity REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income (loss) as a measure of our performance. FFO should not be used as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make distributions or service indebtedness. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP. A reconciliation of net income (loss) computed in accordance with GAAP to FFO is included in the financial information accompanying this release.
Adjusted FFO (“AFFO”) is a non-GAAP financial measure of operating performance used by many companies in the REIT industry. It adjusts FFO to eliminate the impact of non-recurring items that are not reflective of ongoing operations and certain non-cash items that reduce or increase net income in accordance with GAAP. Our computation of AFFO may differ from the methodology for calculating AFFO used by other equity REITs, and, therefore, may not be comparable to such other REITs. A reconciliation of net income (loss) computed in accordance with GAAP to AFFO is included in the financial information accompanying this release.

Funds Available for Distribution (“FAD”) is a measure of a REIT's ability to generate cash and to distribute dividends to its stockholders. It reduces AFFO by deducting normalized recurring expenditures that are capitalized by the REIT and then amortized, but which are necessary to maintain a REIT's properties and its revenue stream. Our calculation of FAD may differ from the methodology applied by other equity REITs, and, therefore, may not be comparable to such other REIT’s. FAD is a supplemental non-GAAP financial measure and should not be used as a measure of our liquidity or as a substitute for cash flow from operating activities computed in accordance with GAAP. A reconciliation of net income (loss) computed in accordance with GAAP to FAD is included in the financial information accompanying this release.
Adjusted EBITDA and Annualized Adjusted EBITDA
Adjusted EBITDA represents EBITDA, or earnings before interest, taxes, depreciation and amortization, modified to include other adjustments to GAAP net income (loss) for merger costs, real estate acquisition costs, impairment losses, gains/losses from the disposition of real estate and debt transactions and other items that are not considered to be indicative of our on-going operating performance. We exclude these items as they are not key drivers in our investment decision making process. We focus our business plans to enable us to sustain increasing shareholder value. Accordingly, we believe that excluding these items, which may cause short-term fluctuations in net income, but are not indicative of overall long-term operating performance, provides a useful supplemental measure to investors and analysts in assessing the net earnings contribution of our real estate portfolio. Because these measures do not represent net income that is computed in accordance with GAAP, they should not be considered alternatives to net income or as an indicator of financial performance.
Annualized Adjusted EBITDA is calculated by multiplying Adjusted EBITDA for the quarter by four. Our computation of Adjusted EBITDA and Annualized Adjusted EBITDA may differ from the methodology used by other equity REITs to calculate these measures, and, therefore, may not be comparable to such other REITs. A reconciliation of net income (loss) computed in accordance with GAAP to EBITDA, Adjusted EBITDA and Annualized Adjusted EBITDA is included in the financial information accompanying this release.
Adjusted Debt and Leverage
Adjusted Debt represents interest bearing debt (reported in accordance with GAAP) adjusted to include preferred stock and exclude unamortized debt discount, as further reduced for cash and cash equivalents and cash collateral deposits retained by lenders. We believe that including preferred stock in Adjusted Debt is appropriate because it is an equity security that has properties of a debt instrument not possessed by common stock. Additionally, by excluding unamortized debt discount, cash and cash equivalents, and cash collateral deposits retained by lenders, the result provides an estimate of the contractual amount of borrowed capital to be repaid which we believe is a beneficial disclosure to investors.
Leverage is a supplemental non-GAAP financial measure we use to evaluate the level of borrowed capital being used to increase the potential return of our real estate investments. We calculate Leverage by dividing Adjusted Debt by Annualized Adjusted EBITDA. The utility of Leverage should be considered as a supplemental measure of the level of risk that stockholder value may be exposed to. Our computation of Leverage may differ from the methodology used by other equity REITs, and, therefore, may not be comparable to such other REITs. A reconciliation of interest bearing debt (reported in accordance with GAAP) to Adjusted Debt is included in the financial information accompanying this release.
Initial Cash Yield
We calculate initial cash yield from properties by dividing the annualized first month base rent (excluding any future rent escalations provided for in the lease) by the gross acquisition cost of the related properties. Gross acquisition cost for an acquired property includes the contracted purchase price and any related capitalized costs. Initial cash yield is a measure (expressed as a percentage) of the base rent expected to be earned on an acquired property in the first year.  Because it excludes any future rent increases or additional rent that may be contractually provided for in the lease, as well as any other income or fees that may be earned from lease modifications or asset dispositions, initial cash yield does not represent the annualized investment rate of return of our acquired properties.  Additionally, actual base rent earned from the properties acquired may differ from the initial cash yield based on other factors, including difficulties collecting anticipated rental revenues and unanticipated expenses at these properties that we cannot pass on to tenants, as well as the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2013.

SPIRIT REALTY CAPITAL, INC.
Condensed Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues:
Rentals	$143,142	$70,050	$280,621	$139,826
Interest income on loans receivable	1,821	1,128	3,658	2,241
Earned income from direct financing leases	838	—	1,684	—
Tenant reimbursement income	2,921	—	6,240	—
Interest income and other	3,067	1,236	3,558	1,315
Total revenues	151,789	72,414	295,761	143,382
Expenses:
General and administrative	10,451	9,151	21,501	16,119
Finance restructuring costs	13,016	—	13,033	—
Merger costs	—	5,020	—	11,557
Property costs	6,576	327	11,858	1,267
Real estate acquisition costs	226	129	1,507	218
Interest	55,992	39,552	110,391	75,991
Depreciation and amortization	61,968	29,700	122,517	56,639
Impairments (recoveries)	27,627	(185)	29,334	(185)
Total expenses	175,856	83,694	310,141	161,606
Loss from continuing operations before other expense and income tax expense	(24,067)	(11,280)	(14,380)	(18,224)
Other expense:
Loss on debt extinguishment	(64,708)	—	(64,708)	—
Total other expense	(64,708)	—	(64,708)	—
Loss from continuing operations before income tax expense	(88,775)	(11,280)	(79,088)	(18,224)
Income tax expense	127	68	344	142
Loss from continuing operations	(88,902)	(11,348)	(79,432)	(18,366)
Discontinued operations:
Income (loss) from discontinued operations	279	(130)	3,333	(1,624)
Gain (loss) on dispositions of assets	92	(191)	85	(11)
Income (loss) from discontinued operations	371	(321)	3,418	(1,635)
Loss before dispositions of assets	(88,531)	(11,669)	(76,014)	(20,001)
(Loss) gain on dispositions of assets	(1,290)	—	432	—
Net loss	$(89,821)	$(11,669)	$(75,582)	$(20,001)
Net (loss) income per share of common stock—basic and diluted:
Continuing operations	$(0.24)	$(0.08)	$(0.21)	$(0.12)
Discontinued operations	—	—	0.01	(0.01)
Net loss per share	$(0.24)	$(0.08)	$(0.20)	$(0.13)
Weighted average common shares outstanding:
Basic and diluted	381,775,203	159,430,126	375,266,233	159,425,775
Dividends declared per common share issued	$0.16625	$0.16410	$0.33250	$0.32820

SPIRIT REALTY CAPITAL, INC.
Condensed Consolidated Balance Sheets
(In Thousands, Except Share and Per Share Data)

	June 30, 2014	December 31, 2013
	(Unaudited)
Assets
Investments:
Real estate investments:
Land and improvements	$2,453,528	$2,330,510
Buildings and improvements	4,356,795	4,188,783
Total real estate investments	6,810,323	6,519,293
Less: accumulated depreciation	(679,453)	(590,067)
	6,130,870	5,929,226
Loans receivable, net	113,321	117,721
Intangible lease assets, net	599,107	618,121
Real estate assets under direct financing leases, net	56,729	58,760
Real estate assets held for sale, net	40,955	19,611
Net investments	6,940,982	6,743,439
Cash and cash equivalents	120,976	66,588
Deferred costs and other assets, net	147,528	129,597
Goodwill	291,421	291,421
Total assets	$7,500,907	$7,231,045
Liabilities and stockholders’ equity
Liabilities:
Revolving credit facilities, net	$15,528	$35,120
Mortgages and notes payable, net	3,202,853	3,743,098
Convertible senior notes, net	691,711	—
Intangible lease liabilities, net	216,714	220,114
Accounts payable, accrued expenses and other liabilities	111,753	114,679
Total liabilities	4,238,559	4,113,011
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 399,030,681 shares issued; 398,812,745 outstanding shares at June 30, 2014 and 370,570,565 shares issued; 370,363,803 outstanding shares at December 31, 2013	3,990	3,706
Capital in excess of par value	4,208,376	3,859,823
Accumulated deficit	(946,705)	(742,915)
Accumulated other comprehensive loss	(1,261)	(638)
Treasury stock, at cost	(2,052)	(1,942)
Total stockholders’ equity	3,262,348	3,118,034
Total liabilities and stockholders’ equity	$7,500,907	$7,231,045

SPIRIT REALTY CAPITAL, INC.
Reconciliation of Non-GAAP Financial Measures
Unaudited
(In Thousands, Except Share and Per Share Data)

FFO, AFFO and FAD

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Net loss	$(89,821)	$(11,669)	$(75,582)	$(20,001)
Add/(less):
Portfolio depreciation and amortization
Continuing operations	61,874	29,670	122,329	56,582
Discontinued operations	—	1,213	—	2,590
Portfolio impairments
Continuing operations	27,627	182	29,334	182
Discontinued operations	—	1,786	—	3,889
Realized loss (gain) on sales of real estate	1,198	191	(517)	11
Total adjustments	90,699	33,042	151,146	63,254

Funds from operations (FFO)	$878	$21,373	$75,564	$43,253
Add/(less):
Loss / (gain) on debt extinguishment
Continuing operations	64,708	—	64,708	—
Discontinued operations	—	(1,028)	—	(1,028)
Cole II merger related costs	—	11,462	—	21,614
Master Trust Notes exchange costs	13,016	—	13,033	—
Real estate acquisition costs	226	129	1,507	218
Non-cash interest expense	1,244	3,799	1,320	7,046
Non-cash revenues	(4,382)	(540)	(8,344)	(1,061)
Non-cash compensation expense	3,032	1,842	5,484	3,614
Total adjustments to FFO	77,844	15,664	77,708	30,403

Adjusted funds from operations (AFFO)	$78,722	$37,037	$153,272	$73,656
Less:
Capitalized portfolio maintenance expenditures	(197)	(296)	(403)	(545)
Funds available for distribution (FAD)	$78,525	$36,741	$152,869	$73,111

Dividends declared to common stockholders	$66,303	26,518	$127,937	53,028
Dividends declared as percent of FAD	84%	72%	84%	73%
Net loss per share of common stock
Basic and Diluted (a)	$(0.24)	$(0.08)	$(0.20)	$(0.13)
FFO per share of common stock
Diluted (a)	$—	$0.13	$0.20	$0.27
AFFO per share of common stock
Diluted (a)	$0.20	$0.24	$0.41	$0.46
Weighted average shares of common stock outstanding:
Basic	381,775,203	159,430,126	375,266,233	159,425,775
Diluted (a)	382,488,442	160,380,223	375,974,325	160,264,068

Reclassifications have been made to prior period balances to conform to current year presentation.
(a) Assumes the issuance of potentially issuable shares unless the result would be anti-dilutive.

SPIRIT REALTY CAPITAL, INC.
Reconciliation of Non-GAAP Financial Measures
Unaudited
(In Thousands, Except Share and Per Share Data)

Adjusted Debt and EBITDA and Annualized Adjusted EBITDA - Leverage

	June 30, 2014	June 30, 2013
	(unaudited)
Revolving credit facilities, net	$15,528	$26,492
Mortgages and notes payable, net	3,202,853	1,905,706
Convertible senior notes, net	691,711	—
	3,910,092	1,932,198
Add/(less):
Preferred stock	—	—
Unamortized debt discount/(premium)	50,483	51,282
Cash and cash equivalents	(120,976)	(38,031)
Cash collateral deposits for the benefit of lenders classified as other assets	(21,945)	(8,805)
Total adjustments	(92,438)	4,446
Adjusted Debt	$3,817,654	$1,936,644

	Three Months Ended June 30,
	2014	2013
	(unaudited)
Net loss	$(89,821)	$(11,669)
Add/(less)(a):
Interest	55,992	39,552
Depreciation and amortization	61,968	30,913
Income tax expense	127	68
Total adjustments	118,087	70,533
EBITDA	$28,266	$58,864
Add/(less)(a):
Merger costs	—	5,020
Master Trust Notes exchange costs	13,016	—
Real estate acquisition costs	226	129
Impairments	27,627	1,968
Losses on sales of assets	1,198	191
Loss (gain) on debt extinguishment	64,708	(1,028)
Total adjustments to EBITDA	106,775	6,280
Adjusted EBITDA	$135,041	$65,144
Annualized Adjusted EBITDA (b)	$540,164	$260,576

Leverage (Adjusted Debt / Annualized Adjusted EBITDA)	7.1	7.4

(a) Adjustments include all amounts charged to continuing and discontinued operations.
(b) Adjusted EBITDA multiplied by 4.

Diversification By Industry
The following table sets forth information regarding the diversification of the tenants leasing our owned real estate properties among different industries as of June 30, 2014:

Industry	Number of Properties	Total Square Footage (in thousands)	Percent of Total Annual Rent (1)
General Merchandise	218	14,651	16.2%
Restaurants - Casual Dining	343	2,194	9.0
Restaurants - Quick Service	541	1,471	7.7
Drug Stores / Pharmacies	134	1,766	7.3
Building Materials	177	5,772	5.8
Convenience Stores / Car Washes	181	689	5.4
Movie Theaters	26	1,410	4.2
Distribution	16	3,985	3.8
Medical / Other Office	81	794	3.1
Automotive Parts and Service	148	972	3.1
Grocery	48	1,917	3.0
Apparel	16	2,494	3.0
Education	36	1,083	3.0
Manufacturing	28	4,505	3.0
Home Furnishings	29	1,760	2.7
Sporting Goods	24	1,201	2.5
Home Improvement	12	1,429	2.4
Automotive Dealers	21	690	2.4
Health and Fitness	19	805	2.3
Specialty Retail	22	1,320	1.9
Consumer Electronics	13	1,095	1.7
Entertainment	9	625	1.4
Pet Supplies and Service	4	989	1.1
Office Supplies	20	456	1.1
Financial Services	6	378	1.1
Wholesale Clubs	3	445	*
Dollar Stores	42	498	*
Other	7	205	*
Total	2,224	55,599	100.0%

* Less than 1%
(1) Total rental revenue for the quarter ended June 30, 2014 for properties owned at June 30, 2014.

Diversification By Asset Type
The following table sets forth information regarding the diversification of our owned real estate properties among different asset types as of June 30, 2014:

Asset Type	Number of Properties	Total Square Footage (in thousands)	Percent of Total Revenue (1)
Retail	2,044	42,724	84.1%
Industrial	80	10,939	9.6
Office	100	1,936	6.3
Total	2,224	55,599	100.0%

(1) Total rental revenue for the quarter ended June 30, 2014 for properties owned at June 30, 2014.

Diversification By Tenant
The following table lists the top 10 tenants of our owned real estate properties as of June 30, 2014:

Tenant (2)	Number of Properties	Total Square Footage (in thousands)	Percent of Total Revenue (1)
Shopko Stores/Shopko Hometown (Shopko)	181	13,502	13.8%
Walgreen Company	69	981	3.9
84 Properties, LLC	109	4,118	3.2
Cajun Global LLC (Church's Chicken)	201	244	2.4
Academy Sports + Outdoors	9	1,955	2.1
Alimentation Couche-Tard, Inc. (Circle K)	83	251	2.0
CVS Caremark	37	413	1.6
CarMax, Inc.	9	429	1.4
Carmike Cinemas, Inc.	12	590	1.3
Rite Aid Corp	30	357	1.3
Other	1,484	32,759	67.0
Total	2,224	55,599	100.0%

(1) Total revenue for the quarter ended June 30, 2014.
(2) Tenants represent legal entities with whom we have lease agreements. Other tenants may operate certain of the same business concepts set forth above, but represent separate legal entities.

Diversification By Geography
The following table sets forth information regarding the geographic diversification of our owned real estate properties as of June 30, 2014:

State	Number of Properties	Total Square Footage (in thousands)	Percent of Total Rent (1)
Texas	269	6,186	12.5%
Illinois	126	3,676	6.8
Wisconsin	63	5,020	5.8
Georgia	155	1,519	5.2
Florida	120	2,068	4.5
Ohio	122	2,055	4.3
Minnesota	52	1,666	3.0
Tennessee	113	1,794	2.9
Arizona	50	786	2.8
Missouri	66	1,155	2.8
Indiana	72	1,333	2.8
Michigan	72	2,209	2.7
California	29	916	2.6
North Carolina	64	1,455	2.6
Alabama	101	807	2.5
Nebraska	21	1,972	2.5
South Carolina	45	904	2.5
Pennsylvania	64	1,549	2.3
Virginia	45	1,501	2.1
Kansas	39	1,009	2.0
Massachusetts	8	1,390	1.6
Utah	15	1,478	1.5
Colorado	26	680	1.5
Idaho	15	1,196	1.5
Oklahoma	48	510	1.5
New York	44	938	1.5
Nevada	5	1,064	1.4
Iowa	37	723	1.2
Kentucky	44	936	1.2
New Mexico	33	330	1.1
New Hampshire	17	930	1.0
Arkansas	31	660	1.0
Washington	14	841	1.0
Louisiana	30	315	*
South Dakota	11	522	*
Oregon	9	355	*
Mississippi	30	399	*
New Jersey	13	463	*
Maryland	22	409	*
Montana	7	512	*

State	Number of Properties	Total Square Footage (in thousands)	Percent of Total Rent (1)
North Dakota	5	257	*
Maine	26	79	*
Wyoming	8	151	*
Delaware	3	86	*
Rhode Island	4	128	*
Vermont	2	42	*
Virgin Islands	1	38	*
Connecticut	1	21	*
Alaska	1	50	*
Total	2,224	55,599	100.0%

* Less than 1%
(1) Total rental revenue for the quarter ended June 30, 2014 for properties owned at June 30, 2014.

Lease Expirations
The following table sets forth a summary schedule of lease expirations for leases in place as of June 30, 2014. As of June 30, 2014, the weighted average remaining non-cancelable initial term of our leases (based on annual rent) was 10.1 years. The information set forth in the table excludes the impact of tenant renewal options and early termination rights:

Leases Expiring In:	Number of Properties	Total Square Footage (in thousands)	Expiring Annual Rent (in thousands) (1)	Percent of Total Expiring Annual Rent
Remainder of 2014	62	1,760	$10,136	1.8%
2015	37	1,118	12,873	2.2
2016	47	1,942	23,307	4.1
2017	63	1,893	19,415	3.4
2018	76	1,877	24,888	4.3
2019	72	1,968	21,006	3.7
2020	91	3,021	32,067	5.6
2021	190	4,771	44,357	7.7
2022	99	2,091	23,021	4.0
2023	92	3,893	36,081	6.3
2024 and thereafter	1,366	30,723	325,813	56.9
Vacant	29	542	—	—
Total owned properties	2,224	55,599	$572,964	100.0%

(1) Total rental revenue for the quarter ended June 30, 2014 for properties owned at June 30, 2014 multiplied by four.